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                                                                  Exhibit (h)3.1

March 6, 2002

Mr. Mark E. Swanson
Treasurer

Frank Russell Investment Company
909 A Street

Tacoma, WA  98402

RE: Frank Russell Investment Company Real Estate Securities Fund Transfer Agency Fee Waiver

Dear Mark:

Frank Russell Investment Management Company ("FRIMCo"), as transfer agent to Frank Russell Investment Company ("FRIC"), agrees to waive, until February 28, 2003, up to the full amount of its transfer agency fees for Class I of the Real Estate Securities Fund to the extent that transfer agency fees for that Class exceed 0.03% of the average daily net assets of that Class on an annual basis. This waiver, which supersedes any prior voluntary waiver or reimbursement arrangements, may, at FRIMCo's option, continue after that date, but may be revised or eliminated at any time thereafter without notice. If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

FRANK RUSSELL INVESTMENT
   MANAGEMENT COMPANY

By:      /s/ Leonard P. Brennan
   -----------------------------------------
      Leonard P. Brennan
      President

Accepted and Agreed:

FRANK RUSSELL INVESTMENT COMPANY

By:      /s/ Mark E. Swanson
   --------------------------------------------------
      Mark E. Swanson
      Treasurer